Exhibit 5

October 12 , 2015

UBS Securities LLC
1285 Avenue of the Americas
    New York, NY 10019

Merrill Lynch, Pierce, Fenner & Smith
    Incorporated
One Bryant Park
New York, New York  10036

As Representatives of
the several Underwriters listed in
Schedule 1 to the Underwriting
Agreement referred to below

Re:           Ferrari N.V. --- Initial Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into (a) an underwriting agreement (the “Underwriting Agreement”) with Ferrari N.V., a public company with limited liability incorporated under the laws of the Netherlands (the “Company”), providing for the initial public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of the common shares, nominal value € 0.01 per share, of the Company (the “Common Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Common Shares , and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representatives, the undersigned will not, during the period (the “Lock-Up Period”) ending 90 days after the date of the prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares (including without limitation, Common Shares or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any Common Shares or any security convertible into or exercisable or exchangeable for Common Shares, in each case other than (A) (i) transfers of Common Shares as a bona fide gift or gifts, (ii) if the undersigned is a natural person, transfers of Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares to any beneficiary of the undersigned pursuant to a will or other testamentary document or applicable laws of descent, (iii) if the undersigned is a natural person, transfers of Common Shares to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, and (iv) if the undersigned is a natural person, transfers of Common Shares to any partnership or limited liability company controlled by the undersigned or the immediate family of the undersigned and (B) distributions of Common Shares to members or shareholders of the undersigned; provided that in the case of any such transfer or distribution pursuant to clause (A) or (B), each donee, trustee, transferee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any such permitted transfer or distribution, no filing by any party (donor, donee, trustee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution.  For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

If the undersigned is an officer or director of the Company, (1) the Representatives on behalf of the Underwriters agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Common Shares, the Representatives on behalf of the Underwriters will notify the Company of the impending release or waiver, and (2) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.  Any release or waiver granted by the Representatives on behalf of the Underwriters hereunder to any such officer or director shall only be effective two business days after the publication date of such press release.  The provisions of this paragraph will not apply if (A) the release or waiver is effected solely to permit a transfer not for consideration and (B) the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Shares to be sold thereunder, the undersigned shall be released from, all obligations under this Letter Agreement.  The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

/s/ Sergio Marchionne
Name: Sergio Marchionne

Signature page to the Lock-Up Agreement